Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media: Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com	Investors: Carol Cox (858) 617-2020 carol.cox@carefusion.com

CAREFUSION NAMES JAMES F. HINRICHS CHIEF FINANCIAL OFFICER

Key financial leader through spinoff from Cardinal Health promoted to top post, replacing Edward Borkowski

SAN DIEGO, Dec. 1, 2010 – CareFusion Corp. (NYSE: CFN), a leading, global medical device company, announced today that James F. Hinrichs has been promoted to chief financial officer, replacing Edward Borkowski who will leave the company at the end of the month.

As the former CFO of Cardinal Health’s Clinical and Medical Products segment, Hinrichs, 43, led the CareFusion financial organization prior to the hiring of Borkowski in May 2009 and continued as controller until he was named senior vice president of Global Customer Support in January. The Cardinal Health Clinical and Medical Products segment became the foundation of CareFusion following its spinoff on Sept. 1, 2009.

“Jim is a seasoned leader that helped guide us through the spinoff and served as our external financial voice prior to Ed joining the company,” said David L. Schlotterbeck, chairman and CEO of CareFusion. “He is already known by many of our investors and analysts, and has strong support from his new team and our board.

“I also want to thank Ed for the leadership he brought to CareFusion during an important time leading up to the spinoff and during our first year as a public company. My retirement plans and a decision made by our board to pursue candidates other than Ed for my replacement prompted his departure and Jim’s promotion.”

The company announced plans for Schlotterbeck’s retirement on Nov. 2. He will continue in his role until Feb. 28, 2011, by which time the board intends to name a successor.

“Following Dave’s decision to retire and the board’s decision to pursue other candidates for his replacement, the timing is right for me to transition from CareFusion,” said Borkowski. “I want to thank Dave and the employees of CareFusion for their support as we launched the company and set ourselves on a path for growth.”

Prior to his role as CFO of the Clinical and Medical Products segment of Cardinal Health, Hinrichs served as executive vice president and controller of Cardinal Health and the CFO of Cardinal Health’s Healthcare Supply Chain Services segment, at the time a multinational business generating annual revenues in excess of $80 billion. He joined Cardinal Health in February 2004 following 12 years of finance and marketing roles at Merck & Co. He holds undergraduate and graduate degrees in Business from Carnegie Mellon University.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve patient care. The company develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AirLife™, AVEA® and LTV® series of ventilators and respiratory products, ChloraPrep® skin prep products, MedMined™ services for infection surveillance, V. Mueller® and Snowden-Pencer® surgical instruments and NeuroCare diagnostic products. CareFusion employs more than 15,000 people across its global operations. More information may be found at www.carefusion.com.

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